UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

Berkshire Bancorp Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-13649 (Commission File Number)	94-2563513 (IRS Employer Identification No.)

160 Broadway, New York, New York 10038

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 791-5362

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2013, Steven Rosenberg, President, Chief Executive Officer and Chief Financial Officer of Berkshire Bancorp Inc. (the “Company”), informed the Board of Directors that he will retire effective March 31, 2013. In connection with such retirement Mr. Rosenberg has resigned from all positions he holds with the Company, including as a member of its Board of Directors and as a Director of its wholly-owned subsidiary, The Berkshire Bank (the “Bank”), effective March 31, 2013, provided that if the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 is not filed on or before March 31, 2013, such resignation shall be effective on the earlier of (i) April 15, 2013 and (ii) the date such Annual Report is filed.

On March 25, 2013, the Board of Directors of the Company accepted Mr. Rosenberg’s resignation and thanked Mr. Rosenberg for his more than 20 years of service to the Company, noting that he has led the Company through the acquisition of The Berkshire Bank and during its period of expansion.

On March 25, 2013, the Board of Directors appointed Dr. Joseph Fink as President, Chief Executive Officer and Chief Financial Officer of the Company and elected Dr. Fink to fill the vacancy on the Board created by Mr. Rosenberg’s resignation, all effective as of the effectiveness of Mr. Rosenberg’s resignation.

Dr. Fink, 55, has been a private investor for the past 28 years. During such time, Dr. Fink has also been employed part time as a periodontist. Dr. Fink has served as a Director of the Bank since 2003. Dr. Fink is a son-in-law of Moses Marx, the Company’s Chairman of the Board.

Dr. Fink is a general partner of Farm Associates and a member of K.F. Investors LLC, entities which during the past two years purchased certain loans from the Company as previously reported.

On March 25, 2013, the Company entered into a severance agreement with Mr. Rosenberg pursuant to which the Company will pay Mr. Rosenberg $200,000 in one lump sum and pay Mr. Rosenberg’s health insurance benefits through December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERKSHIRE BANCORP INC.

By:	/s/ Steven Rosenberg
Steven Rosenberg
President

Dated: March 29, 2013